Exhibit 19.1

Virginia National Bankshares Corporation

INSIDER TRADING POLICY

Need for a Policy Statement

The purchase or sale of securities while possessing material nonpublic information or the selective disclosure of such information to others who may trade is prohibited by federal and state laws.

Virginia National Bankshares Corporation (the “Company”) has adopted the following policy with respect to purchases and sales of the Company’s securities by directors, officers or other employees of the Company, or its subsidiary and affiliates with access to, or knowledge of, material nonpublic information (“Insiders”). Each Insider is responsible for ensuring that he or she does not violate federal or state securities laws or the Company’s policy concerning securities trading. This policy is designed to promote compliance with federal securities laws and to protect the Company, as well as Insiders, from the very serious liabilities and penalties that can result from violation of these laws.

Potential penalties for insider trading violations include civil fines for up to three times the profit gained or loss avoided by the trading, criminal fines of up to $5,000,000, or jail sentences of up to 20 years.

The Company’s Policy Regarding Trading and Use of Material Nonpublic Information

Insiders may not trade in the stock or other securities of the Company when they have “material nonpublic information” about the Company. In addition, Insiders who, in the course of their association or employment with the Company, learn of material nonpublic information about a publicly-traded company with which the Company does business or may be negotiating a major transaction, including customers, suppliers or vendors, may not trade in the stock or other securities of such companies until the information becomes public or is no longer material.

Information that is not material to the Company may nevertheless be material to one of those other companies.

“Trading” includes purchases and sales of stock, bonds, debentures, options, puts, calls and other similar securities. This policy includes trades made pursuant to any investment direction under employee benefit plans as well as trades in the open market. This policy also applies to the exercise of options with an immediate sale of some or all of the shares through a broker (a “cashless exercise”).

Insiders must not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities on the basis of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not the Insider derives any benefit from another’s actions. Insiders should also take care that material nonpublic information is kept secure and that conversations about such information with other Insiders does not occur in public places where it can be overheard.

The same restrictions apply to family members and other persons living in an Insider’s household. Insiders are expected to be responsible for the compliance of the members of their immediate family and personal household.

Because of the unique potential for abuse of material nonpublic information, it is also the Company’s policy that directors, officers and employees may not engage in short-term speculative transactions involving “trading” in the Company’s securities. This would include short sales and buying or selling puts or calls. In addition, the purchase of the Company’s securities on margin (except in connection with the cashless exercise of a stock option) is prohibited.

Definition of Material Nonpublic Information

Material Information. Information is material if there is substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security.

Therefore, any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

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Projections of future earnings or losses, other earnings guidance or changes in such projections or guidance
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Earnings or projections that are inconsistent with the consensus expectations of the investment community
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Actual earnings
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A pending or prospective joint venture, merger, acquisition, tender offer or financing
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A pending or prospective acquisition of disposition of a significant asset
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Changes in senior management or other major personnel changes
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A change in dividend policy, the declaration of a stock split or the offering of additional securities
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A change or prospective change in a previously issued financial statement
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Changes in auditors or auditor notification that the Company may no longer rely on an audit report
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Significant litigation, regulatory actions or developments, including government investigations, affecting the Company or its subsidiaries and affiliates
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Potential financial liquidity problems

Both positive and negative information can be material. Because any trading that receives scrutiny will be evaluated after the fact (with the benefit of hindsight), questions concerning the materiality of particular formation should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released to the public through appropriate channels, e.g., by means of a press release or a statement from one of the Company’s senior officers, and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered nonpublic until two full business days after public disclosure.

Trading Blackout

In order to avoid even the appearance of improper trading, blackout periods may be established from time to time when nonpublic information is shared with directors, officers and other employees.

Quarterly Blackout Periods. The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. To avoid even the appearance of trading while aware of material nonpublic information, Insiders may not trade in Company securities during the period beginning when the Insider has two full business months of financial data and ending two full business days after the Company's publication of its quarter or annual results, whether through posting its Form 10-Q or 10-K on its website or issuance of an earlier press release on earnings.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the directors, officers, employees and other individuals in possession of this information may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout may not disclose the existence of the blackout to any other person. The failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exception during Quarterly Blackout Period. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Company’s General Counsel or Chief Financial Officer, based on advice of counsel, and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if one of those individuals concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions.

If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company, or of its subsidiaries and affiliates, you may not trade in the Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Information an Insider learns about the Company or its business plans in connection with his or her employment or association with the Company is potentially “inside” information until publicly disclosed or made available by the Company. The Insider may not disclose it to others, such as family members, other relatives, or business or social acquaintances, who do not need to know it for legitimate business reasons.

Also, the timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to the Insider, the Company and its management. Accordingly, it is important that only specifically designated representatives of the Company discuss business of the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. If you receive any inquiry of this type, you should refer the inquiry to the President/CEO, who will make certain the inquiry is directed to the appropriate individual within the Company.

Personal Responsibility; Assistance

Each Insider should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with the Insider. In this regard, it is important that each Insider use his or her best judgment. If an Insider violates this policy, the Company may take disciplinary action, including termination for cause.

Compliance with this policy by all Insiders is of the utmost importance both for the Insider and for the Company. Any person who has any questions about the application of this policy to any particular case may obtain additional guidance from General Counsel or Chief Financial Officer.

Approved December 2013